UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

INPIXON

(Name of Registrant as Specified In Its Charter)

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In connection with the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of Inpixon (the “Company”), the Company filed a definitive proxy statement and an accompanying proxy card with the U.S. Securities and Exchange Commission. On October 30, 2019 at 4:30 p.m. Eastern Time, the Company held its earnings call for the third quarter ended September 30, 2019 (the “Earnings Call”). Below are excerpts of the transcript of the Company’s Earnings Call discussing the Annual Meeting.

Introduction

[…]

David Waldman

During the course of this conference call, the Company will be making forward-looking statements. The Company cautions you that any statement that is not a statement of historical fact is a forward-looking statement. This includes any projections of earnings, revenues, cash or other statements relating to the Company’s future financial results, any statements about plans, strategies or objectives of management for future operations, any statements regarding completed or planned acquisitions or strategic partnerships and the anticipated impact of those transactions on our business, any statements concerning proposed new products, any statements regarding anticipated new customers, relationships or agreements, any statements regarding expectations for the success of the Company’s products in the U.S. and international markets; any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions, underlying any of the foregoing.

These statements are based on expectations and assumptions as of the date of this conference call and are subject to numerous risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Some of these risks are described in the section of today’s press release titled cautionary note on forward-looking statements and in the public periodic reports the Company files with the Securities and Exchange Commission. Investors or potential investors should read these risks. Inpixon assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so. In addition, to supplement the GAAP numbers the Company has provided non-GAAP adjusted net loss and net loss per share information in addition to Non-GAAP adjusted EBITDA information. The Company believes that these non-GAAP numbers provide meaningful supplemental information and are helpful in assessing our historical and future performance. A table reconciling the GAAP information to the non-GAAP information is included in the Company’s financial release.

[…]

Business Overview

Nadir Ali

I would also like to take this opportunity to remind everyone that our annual shareholder meeting is tomorrow, October 31, 2019, and we request your vote in support of proposals 2 and 3, which are described in our proxy statement filed with the SEC on October 1, 2019 and distributed to our stockholders of record as of September 3, 2019, calling for an amendment to our Articles of Incorporation to increase our authorized shares of common stock from 250 million to 500 million with respect to proposal 3 and the authorization to effect a reverse stock split in a ratio between 1 to 2 and 1 to 50. I understand there may be significant hesitation to approve each of these proposals, so I would like to explain the importance of each of these proposals to our long term success and strategy.

With respect to the implementation of a reverse stock split, our desire is to achieve compliance with the Nasdaq bid price requirement organically. If we do not achieve compliance by November 26, 2019, the deadline by which we are required to cure the deficiency, we intend to request additional time, usually 6-months, to cure that deficiency. There are no assurances that Nasdaq will agree to provide such additional time and therefore we believe it is important for our stockholders, customers and partners that we have options available to us that will provide us the ability to increase our stock price in order to satisfy the listing requirements of Nasdaq or any other major U.S. exchange. While there are options for our stockholders for continued trading on the OTC markets, the liquidity offered by an actively traded stock on an exchange listing is important to all of you. In addition, presence on an exchange provides our customers and partners with greater confidence in the company and our stability which is very important to our continued and sustained growth.

In addition, we have discussed how our recent acquisitions have contributed towards our revenue growth, enhanced our technology and product offering and assisted in positioning us as a leader in the indoor positioning and analytics market. In this regard, the authorized share increase described in proposal number 3 is an important component of our M&A strategy. In all of our recent transactions, we have used our stock as partial consideration allowing us to conserve cash resources for the development of our products and services. As a result, it is important that we continue to have enough authorized shares to issue as consideration in connection with the execution of our M&A and growth strategy.

If you were a shareholder as of the September 3rd record date and haven’t voted yet or if you voted against proposals 2 and 3, I request you go online to www.proxyvote.com and enter your control number or call the Broadridge number 1-800-690-6903 and vote in favor of both of these proposals. You have until 11:59 p.m. Eastern Time today to vote via Internet or by telephone.

[…]